PGIM ROCK ETF TRUST

PGIM Laddered Buffer ETFs

AMENDMENT NO. 1 TO SUBADVISORY AGREEMENT

Amendment No. 1 to Subadvisory Agreement made this 12th day of December 2024, between PGIM Investments LLC (“PGIM Investments” or the “Manager”), a New York limited liability company, and PGIM Quantitative Solutions LLC, (the “Subadviser” or “PGIM Quantitative Solutions”), a New Jersey limited liability company.

WHEREAS, the Manager has entered into a Management Agreement, dated June 1, 2024 (the “Management Agreement”) with the PGIM Rock ETF Trust, a Delaware statutory trust (the “Trust”) and an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to which PGIM Investments acts as Manager to each series of the Trust listed therein, as amended from time to time; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadviser to provide investment advisory services to the funds listed in Schedule A hereto, (each, a “Fund”; collectively, the “Funds”), and to manage such portion of each Fund’s portfolio as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services to the Funds.

WHEREAS, the Manager and the Subadviser have mutually agreed to revise Schedule A of the Subadvisory Agreement, in order to include PGIM Laddered Nasdaq-100 Buffer 12 ETF as a new series of the Trust (the “New Fund”), and whereby the Manager shall pay the Subadviser as full compensation therefor, of the Fund subadvised by the Subadviser as described in the attached Schedule A for the services provided by the Subadviser to the New Fund under the Subadviser Agreement; and

NOW THEREFORE, the parties mutually agree as follows:

1.The subadvisory fee rate schedule for the Funds appearing in Schedule A is hereby deleted in its entirety and is replaced with the attached Schedule A.

2.The Subadvisory Agreement is unchanged in all other respects.

1

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

BY: /s/ Scott E. Benjamin

Name: Scott E. Benjamin

Title: Executive Vice President

PGIM QUANTITATIVE SOLUTIONS LLC

BY: /s/ Jonathan Ryan

Name: Jonathan Ryan

Title: Vice President

2

Schedule A

PGIM ROCK ETF TRUST

Fund Name		Subadvisory Fee Rate	Effective Date
PGIM Laddered Fund of Buffer 12		The Subadviser shall not receive a	June 1, 2024
ETF		subadvisory fee hereunder. The
Subadviser acknowledges and agrees that
it has received an appropriate benefit and
compensation for its services to the Fund
and agrees that such compensation is
sufficient consideration hereunder.
PGIM Laddered Fund of Buffer 20		The Subadviser shall not receive a	June 1, 2024
ETF		subadvisory fee hereunder. The
	Subadviser acknowledges and agrees tha	t
	i	t has received an appropriate benefit and
compensation for its services to the Fund
and agrees that such compensation is
sufficient consideration hereunder.
PGIM Laddered Nasdaq-100 Buffer 12		The Subadviser shall not receive a	December 12, 2024
ETF		subadvisory fee hereunder. The
Subadviser acknowledges and agrees that
it has received an appropriate benefit and
compensation for its services to the Fund
and agrees that such compensation is
sufficient consideration hereunder.
Dated as of December 12, 2024

3